Multiband Reports Fiscal 2005 Results; Revenues Up 50%

-Strong RGU growth; EBITDA improvement of 68% noted

MINNEAPOLIS, April 4, 2006 -- Multiband Corporation, (NASDAQ:MBND), one of the nation’s largest providers of video, voice, and data services to the Multi-Dwelling Unit (Apartment) industry, reports the results of its 2005 fiscal year of operations ended December 31, 2005.

The Company recorded revenues in 2005 of $16,522,939 up from $11,057,647 in 2004, an increase of approximately 50%.

Earnings Before Interest, Taxes, Depreciation, and Amortization, and other non-cash charges (EBITDA) improved over 2004 from a negative $2,226,040 to a negative $696,422 in 2005, an improvement of over 68%.

Net Income improved to a loss of $7.475 million from a loss of $9.784 million a year ago. A majority of the losses in 2005 were generated by non-cash amortization, depreciation, and other non-cash charges associated with stock and warrant issuance.

The Company reported approximately 42,167 Revenue Generating Units comprised of its “Watch, Talk, and Surf” services of video, voice, and internet products in its Form 10-K filing. These figures are up from the comparable numbers of 36,268 Revenue Generating Units reported a year ago.

Additionally, Multiband manages approximately 75,331 additional customers receiving DIRECTV and other services through its Master System Operator (MSO) agreement with DIRECTV, and approximately 3,000 wireless data customers for the City of Moorhead, Minnesota. Total owned and managed RGUs increased from approximately 101,000 the previous year to 120,500.

Multiband reported a strong balance sheet, with over $26 million in assets, more than $3.1 million in cash, and shareholder’s equity of nearly $15 million.

James L. Mandel, Multiband CEO stated, “We are very pleased with the continued progress we are making. We are tracking towards our stated goal of being the largest specialized communications entity for the Multiple Dwelling Unit Industry in the country. We are particularly pleased with our ability to continue to grow Revenue Generating Units and continually improve our core recurring operations. Additionally, the expansion of our call center, extension of our DirecTV agreement, and recent announcement of our new debt facility bode extremely well for the future of our organization.”

To comply with Regulation G promulgated pursuant to the Sarbanes-Oxley Act, Multiband Corporation attached to this news release and will post to the company’s investor relations web site (www.multibandusa.com) any reconciliations of differences between non-GAAP financial information that may be required in connection with issuing the company’s quarterly financial results.

The Company, as is common in the cable and telecommunications industries, uses EBITDA as a measure of performance to demonstrate earnings exclusive of interest and non-cash events. The Company manages its business based on its cash flows. The majority of the Company’s non-cash expense results from amortization of intangible right of entry agreement assets obtained through acquisition. The Company, in its daily management of its business affairs and analysis of its monthly, quarterly and annual performance, makes its decisions based on cash flows, not on the amortization of the aforementioned assets obtained through historical activities. The Company, in managing its current and future affairs, cannot affect the amortization of the intangible assets to any material degree, and therefore uses EBITDA as its primary management guide. Since an outside investor may base its evaluation of the Company’s performance based on the Company’s net loss not its cash flows, there is a limitation to the EBITDA measurement. EBITDA is not, and should not be considered, an alternative to net loss, loss from operations, or any other measure for determining operating performance of liquidity, as determined under accounting principals generally accepted in the United States (GAAP). The most directly comparable GAAP reference in the Company’s case is the removal of interest, depreciation, amortization, taxes and other non-cash expense. The following table reconciles the Company’s EBITDA to our consolidated net loss as computed under GAAP.

Multiband Corporation and Subsidiaries
Fiscal Year End
December 31, 2005

	Twelve Months Ended
	Dec 31, 2005	Dec. 31, 2004
Selected Data
Revenues	$16,522,939	$11,057,647
EBITDA	$(696,422)	$(2,226,040)
Net Interest Expense (Cash and non-cash)	(1,756,752)	(1,046,683)
Depreciation & Amortization	(4,780,436)	(3.432,779)

Other Non Cash Expense Associated with Stock Issuance	(241,390)	(329,581)
Goodwill Impairment	(0)	(2,748,879)
Net Loss	$(7,475,000)	$(9,783,962)

RGU’s (Owned)	42,167	36,268
RGU’s (Managed)	78,331	65,000

	Three Months Ended
	Dec 31, 2005	Dec. 31, 2004
Selected Data
Revenues	$4,367,284	$3,475,576
EBITDA	$(152,488)	$(934,628)
Net Interest Expense (Cash and non-cash)	(260,202)	(381,158)
Depreciation & Amortization	(1,157,514)	(881,826)

Other Non Cash Expense Associated with Stock Issuance	(60,925)	(17,540)
Goodwill Impairment	—	(2,748,879)
Net Loss	$(1,631,129)	$(4,964,031)

RGU’s (Owned)	42,167	36,268
RGU’s (Managed)	78,331	65,000

About Multiband…

Multiband Corporation, formerly Vicom, Incorporated, formed in 1975, provides voice, data and video systems and services to multiple dwelling units (MDUs), including apartment buildings and time share resorts. The Company's products and services are sold to clients located throughout the United Sates. Multiband, with locations throughout the United States, has subscriber concentrations in California, Colorado, Illinois, Texas, Florida, Minnesota, North Dakota, and New York.  Multiband has offices in Fargo, Minneapolis, Rochester, Los Angeles, Chicago, New York and Tampa.  For additional information, please go to www.multibandusa.com. Multiband is an exclusive DIRECTV Master System Operator and one of the largest providers of DIRECTV Services to apartments, lodging, hospitality locations, restaurants and timeshare resorts in the United States..

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and Company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that affect the Company's financial results; can be found in the Company's Registration Statement and in its Reports on Forms 8-K filed with the Securities and Exchange Commission (SEC).

Contact:

James L. Mandel	Budd Zuckerman
CEO	President
Multiband Corporation	Genesis Select Corp
Minneapolis, Minnesota	Boulder, Colorado
763-504-3000	303-415-0200